Exhibit 16



February 18, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated February 18, 2005, of ESB Financial Corporation and are in agreement with the statements contained in the first sentence of the first paragraph, insofar as it relates to our firm, and the second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.


/s/Ernst & Young LLP

Pittsburgh, Pennsylvania